Exhibit 99.1

FOR IMMEDIATE RELEASE:

October 26, 2010

Media Contact:

Roger Johnson, Overstock.com, Inc.

+1 (801) 947-4430

rojohnson@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Appoints Samuel Mitchell to the Board of Directors

SALT LAKE CITY — Overstock.com, Inc. (NASDAQ: OSTK) reported today that the board of directors has appointed Mr. Samuel A. Mitchell to serve as an independent director for a term beginning October 26, 2010 and ending in 2011.

Mr. Mitchell is a managing director of Hamblin Watsa Investment Counsel and a member of the investment committee which manages the investment portfolios of Fairfax Financial Holdings.  Mr. Mitchell currently also serves on the Board of Directors and Audit and Compensation Committees of International Coal Group, Inc.  Mr. Mitchell received an AB in General Studies and an MBA from Harvard University.

“Sam has been providing great advice to the company for years,” said Patrick Byrne, Overstock.com chairman and chief executive officer.  “I value Sam’s judgment immensely and believe that Overstock’s shareholders will be well served by Sam’s consistent vision of creating long-term value.”

About Overstock.com

Overstock.com, Inc. is an online retailer offering brand-name merchandise at discount prices.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com. Overstock.com regularly posts information about the company and other related matters on its website under the heading “Investor Relations.”

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Overstock.com® is a registered trademark of Overstock.com, Inc.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the term that Mr. Mitchell will serve on the Company’s board. Our Form 10-K for the year ended December 31, 2009, our subsequent quarterly reports on Form 10-Q, or any amendments thereto, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.